Exhibit 99.1

Seasoned Biopharmaceutical Industry Executives Teri Lawver and Jerry Durso Appointed to Altimmune Board of Directors

Ms. Lawver, former Chief Commercial Officer of Dexcom and Global Vice President at Johnson & Johnson responsible for billion-dollar Immunology and Cardiovascular & Metabolism Portfolios over her 20-year career

Mr. Durso led biopharmaceutical company focused on liver disease as former CEO of Intercept Pharmaceuticals, previously oversaw multiple blockbuster franchises including cardiovascular and diabetes during 22-year tenure at Sanofi

GAITHERSBURG, MD – February 25, 2025 – Altimmune, Inc. (Nasdaq: ALT), a clinical-stage biopharmaceutical company, today announced the expansion of its Board of Directors with the appointments of Teri Lawver and Jerry Durso.

“We are thrilled to welcome Teri and Jerry to our Board as we move into late-stage clinical development for pemvidutide and begin preparing for the transition to a pre-commercial-stage organization,” said Vipin K. Garg, Ph.D., President and Chief Executive Officer of Altimmune. “Teri’s deep expertise leading large organizations and global portfolios in cardiovascular and metabolic diseases and other therapeutic areas coupled with Jerry’s extensive leadership experience in biopharmaceutical commercialization and corporate strategy, particularly in liver disease, will be invaluable as we continue advancing the pemvidutide franchise. Teri and Jerry have overseen late-stage development, approvals and launches of multiple products during their distinguished careers. The breadth and depth of their executive and commercialization expertise will enhance our talented Board and will help guide the continued execution of our strategic vision to develop and commercialize pemvidutide.”

Teri Lawver is an accomplished healthcare executive with nearly 30 years of experience across the pharmaceutical, medical device and consumer health technology sectors. She most recently served as Executive Vice President and Chief Commercial Officer at Dexcom (Nasdaq: DXCM), where she led global commercial strategy and operations, including the launch of the industry’s first over-the-counter glucose biosensor. Prior to Dexcom, she spent two decades at Johnson & Johnson (NYSE: JNJ) in a series of senior leadership roles spanning strategy, commercialization and executive management, including serving as Global Vice President for Janssen’s Cardiovascular & Metabolism therapeutic area and subsequently Worldwide Vice President for the Immunology business at Janssen Pharmaceuticals, where she had global commercial responsibility for Janssen’s $16 billion immunology portfolio and pipeline. Earlier in her career, she was an Associate Principal at McKinsey & Company, advising Fortune 100 healthcare companies on strategy and optimizing commercial operations. Ms. Lawver holds an MBA from Duke University’s Fuqua School of Business and a B.S. in linguistics from Georgetown University.

Ms. Lawver stated, “It is an honor to join Altimmune’s Board at such an exciting time in the Company’s evolution. Pemvidutide has shown what I believe to be compelling direct liver effect plus robust weight loss with significant lipid reductions and preservation of lean muscle mass. I am excited to work alongside the other Board members and the leadership team to continue advancing pemvidutide toward a potential commercial launch.”

Jerry Durso brings over 30 years of results-oriented leadership experience in the life sciences industry, with expertise in corporate and commercial strategy and business operations. He most recently served as Chief Executive Officer and a member of the Board of Directors of Intercept Pharmaceuticals, where he built a successful rare liver disease franchise and ultimately led the company through its successful acquisition by Alfasigma. Prior to his time at Intercept, Mr. Durso spent over two decades at Sanofi (Nasdaq: SNY), where he held multiple senior leadership positions, including Chief Commercial Officer of the Company’s Global Diabetes Division, Chief Commercial Officer of its U.S. Pharmaceuticals business and Head of its U.S. Cardiovascular and Specialized Therapeutic Business Units. He holds a BBA in marketing from the University of Notre Dame.

Mr. Durso added, “Pemvidutide is a very exciting product candidate that not only drives significant liver defatting, but also has been shown to promote clinically meaningful weight loss and improvements in serum lipids, potentially offering a benefit across a range of liver and metabolic diseases. I look forward to contributing my late-stage clinical and commercial experience to work with the Board and the management team to help bring pemvidutide to patients in need.”

About Altimmune

Altimmune is a clinical-stage biopharmaceutical company focused on developing innovative next-generation peptide-based therapeutics. The Company is developing pemvidutide, a GLP-1/glucagon dual receptor agonist for the treatment of obesity and MASH. For more information, please visit www.altimmune.com.

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Company Contact:

Gregory Weaver
Chief Financial Officer
Phone: 240-654-1450
ir@altimmune.com

Investor Contact:

Lee Roth Burns McClellan
Phone: 646-382-3403
lroth@burnsmc.com

Media Contact:

Danielle Cantey
Inizio Evoke, Biotech
Phone: 619-826-4657
Danielle.cantey@inizioevoke.com